Exhibit 10.2

Execution Version

INDEPENDENT CONTRACTOR AGREEMENT
(Chief Financial Officer)

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is entered on February 3, 2017, effective as of December 20, 2016 (the “Effective Date”), by and between COSÌ, INC., a Delaware corporation (the “Company”), and CHAD FITZHUGH (“Contractor”).

RECITALS:

WHEREAS, the Company owns, operates and franchises restaurants under the “COSI” tradename or variations thereof (the “Business”);

WHEREAS, LIMAB LLC (“Operator”) and the Company have entered into an Interim Operating Agreement dated as of December 21, 2016 (the “Operating Agreement”), which remains subject to approval of the Bankruptcy Court, pursuant to which Operator will manage the operations of the Company, including performing certain executive services, until Operator acquires the assets of the Company under the Asset Purchase Agreement dated as of October 18, 2016 (as amended from time to time, the “APA”), entered into between Operator and the Company, which remains subject to approval of the Bankruptcy Court, or under a plan of reorganization approved by the Bankruptcy Court;

WHEREAS, pursuant to the Operating Agreement, Operator is appointing Contractor to serve as the Company’s Chief Financial Officer;

WHEREAS, in such capacity Contractor will have access to and may create confidential and proprietary information and trade secrets of the Company; and

WHEREAS, Contractor agrees to be engaged by the Company, and the Company agrees to engage Contractor, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

NOW THEREFORE, for and in consideration of the promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agrees as follows:

1.             Services.  At the direction of Operator, the Company hereby engages Contractor, and Contractor hereby agrees to be retained by the Company, as an independent contractor to perform the Services described in Schedule A attached hereto.   Contractor will devote full-time business hours to the performance of the Services.

2.             Compensation and Expenses.

(a)           In full consideration of Contractor’s performance of the Services under this Agreement, the Company will pay to Contractor the compensation set forth in Schedule A attached hereto, payable as set forth in Schedule A attached hereto,

Execution Version

(b)          The Company will reimburse Contractor, as set forth in Schedule A attached hereto, for business expenses reasonably incurred by Contractor in the performance of Contractor’s services under this Agreement.  Contractor will timely submit to the Company receipts and invoices for business expenses, providing such detail in the invoices as reasonably requested by the Company and consistent with the Company’s travel and business expense reimbursement policies and practices in effect from time to time.

(c)           The Company may, at its option, pay Contractor by business check or electronic funds transfer (ACH), and Contractor agrees to complete the applicable forms to authorize such ACH payments if requested by the Company.

(d)           Contractor will deliver to the Company a completed Form W-9.

3.             Term.  The “Term” of Contractor’s engagement shall be as set forth in Schedule A attached hereto, unless earlier terminated by either party in accordance with Section 4 below

4.             Termination.  This Agreement will terminate upon the earlier to occur of any of the following events:  (a)  expiration of this Agreement; (b)  Contractor’s death or disability, where such disability prevents Contractor from substantially performing Contractor’s duties hereunder, in accordance with applicable law, if Contractor is an individual or the services are being performed by a specific individual; (c)  at any time for any or no reason whatsoever by either party upon giving the other party thirty (30) calendar days’ prior written notice; and (d) upon written notice to the other party upon the occurrence of any one or more of the following events (“Cause”):   (i) the other party breaches any provision of this Agreement and fails to remedy such breach within ten (10) days after receipt of written notice of such breach; (ii) Contractor’s intentional or repeated dereliction of Contractor’s duties to the Company; (iv) Contractor’s gross negligence or willful misconduct; or (v) Contractor’s commission of any act of fraud or dishonesty  against the Company or Operator or the Company’s customers, suppliers, vendors or franchisees.

5.             Ownership of Deliverables.  Any and all recipes, product lists, product descriptions, analyses, materials, data, reports, videos, software programs, and other deliverables developed, conceived, originated, prepared or generated by Contractor in connection with Contractor’s performance of Contractor’s services to the Company, including, without limitation, any recipes, menus, ingredient lists, product descriptions, formulas, algorithms, software programs, processes, ideas, inventions, know-how and techniques related thereto, all patent, copyright, trademark, trade secret and all other proprietary rights therein, and any derivative works created therefrom (collectively, “Deliverables”), whether created before or after the Effective Date, will be owned exclusively by the Company, except that Contractor is not transferring ownership by this Agreement of recipes, ingredient lists, product descriptions, formulas, processes, algorithms, software programs, ideas, inventions, know-how and techniques related thereto, not related to the Company or its Business and owned by Contractor prior to or after the Effective Date of this Agreement (collectively, “Contractor’s Pre-Existing Knowledge”).  The Company’s ownership of the Deliverables will inure to the benefit of the Company from the date of the conception, creation, or fixation of the Deliverables in a tangible medium of expression, as applicable.  All newly created copyrightable aspects of the Deliverables will be considered a “work-made-for-hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  If and to the extent the Deliverables, or any part thereof, are found by a court of competent jurisdiction not to be a “work-made-for-hire” within the meaning of the Act, Contractor agrees that all exclusive right, title and interest in and to those newly created copyrightable aspects of the Deliverables, and all copies thereof, are hereby expressly assigned automatically to the Company without further consideration as of and from the date of creation or fixation of the Deliverables in a tangible medium of expression.  Contractor agrees to assist the Company, at the Company’s cost and expense, in obtaining and enforcing all rights and other legal protections for the Deliverables and to execute any and all documents that the Company may reasonably request in connection therewith, including any copyright assignment document(s).  Contractor hereby grants to the Company a perpetual, unrestricted, royalty-free, worldwide, non-exclusive license to the Contractor’s Pre-Existing Knowledge to the extent any of Contractor’s Pre-Existing Knowledge is included in or related to, in whole or in part, the Deliverables.

Execution Version

6.             Confidential Information.

(a)           Definitions.  “Confidential Information” means any and all data, information, documents, videos and/or materials, without regard to form, containing confidential, proprietary and/or trade secret information of the Company, its affiliates, subsidiaries, or Operator, or its or their respective business partners, vendors, suppliers, franchisees, licensees, employees, and/or customers, and/or relate to the Company or its Business, and/or are otherwise of a confidential or proprietary nature or are trade secrets of the Company, its affiliates, subsidiaries, or Operator, or its or their respective business partners, vendors, suppliers, franchisees, licensees, employees and/or customers (whether or not reduced to writing or other tangible medium of expression), disclosed to, learned by, developed by, or otherwise obtained by Contractor in the course of, and as a consequence of, Contractor’s engagement by the Company, whenever received (whether before or after the date of this Agreement), including, without limitation:  recipes, menus, formulae, products, goods, services, inventions, discoveries, improvements, innovations, designs, and ideas; software programs, and software applications; trademarks, trademark applications, copyrights, copyrightable materials, copyright applications, patents, patent applications, and all intellectual property rights therein and any derivative works created therefrom; manufacturing, packaging, advertising, distribution and sales methods; historical, current but not publicly released, and projected financial information (including, without limitation, sales, profits, losses, costs and expenses), and business plans, marketing plans, development plans, new product plans, new menu plans, franchise plans, and licensing plans (including without limitation, expansion plans, new store openings, new markets, store closings, new products, and lease terms); customer and client lists, franchisee and licensee lists, and prospective franchisee and prospective licensee lists; relationships with dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, franchisees, licensees, brokers, and others who have business dealings with the Company or Operator; and personal information of the Company’s employees, customers, clients, franchisees, and licensees; any confidential and proprietary information of third parties, including, without limitation, suppliers, franchisees, licensees, brokers, and landlords that Company or Operator is required to maintain in confidence; and, any and all other confidential and proprietary information and/or trade secrets of the Company or Operator.

Confidential Information does not include, however, information that (a) is or becomes generally known to the public other than as a result of a disclosure by Contractor or Contractor’s Representatives (as defined below) in violation of this Agreement or other obligation of confidentiality, (b) was available to Contractor on a non-confidential basis prior to its disclosure by the Company or the Company’s Representatives, (c) was independently developed by Contractor outside the scope of Contractor’s activities or obligations under this Agreement pursuant to Section 10(c) below without the use of information disclosed to Contractor or Contractor’s Representatives in violation of this Agreement or other obligation of confidentiality, or (d) becomes available to Contractor on a non-confidential basis from a person (other than the Company or the Company’s Representatives) who is not prohibited from disclosing such information to Contractor by a legal, contractual or fiduciary obligation to the Company or any Representative of the Company.  As used in this Agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their respective directors, officers, employees, agents, and advisors (including financial advisors, public relations advisors, legal counsel, and accountants).  As used in this Agreement, the term “person” shall be broadly interpreted to include any corporation, company, partnership or other legal or business entity or any individual.

Execution Version

(b)           Confidentiality and Non-Disclosure.  Contractor has, may have had, and will have, access to, and may create and receive, Confidential Information of the Company, all of which have been developed at considerable risk and expense to the Company.  Contractor acknowledges that Confidential Information are valuable and unique assets of the Company.  Contractor agrees that Contractor:  (i) shall keep confidential and not disclose or reveal any Confidential Information to any person or entity, and (ii) Contractor shall not use for Contractor’s own benefit or for the benefit of any third party, any of the Company’s Confidential Information, except for and on behalf of the Company in the course of performing Contractor’s Services to and for the benefit of the Company, unless the Company consents in advance in writing to the disclosure or use of any of the Confidential Information.

(c)           Disclosure Required by Law. If Contractor or any of Contractor’s Representatives are requested pursuant to, or required by, Law (as defined below) to disclose any Confidential Information, Contractor agrees that Contractor will provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy (and if the Company seeks such an order, Contractor will provide such cooperation as the Company shall reasonably request), to consult with Contractor with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement.  If such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part, with the terms of this Agreement, Contractor or Contractor’s Representative will disclose only that portion of the Confidential Information that Contractor is advised by outside legal counsel is legally required to be disclosed and will use Contractor’s reasonable best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.  As used in this Agreement, “Law” means any applicable law, regulation (including any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of your securities are listed or quoted) or valid legal process.

(d)           Ownership of Confidential Information.  Contractor acknowledges and agrees that, as between Contractor and the Company, all Confidential Information is and at all times will be the exclusive property of the Company, to be used by Contractor only as expressly authorized by this Agreement, and that Contractor has no claim or right to the continued use or possession of such Confidential Information following termination of Contractor’s engagement by the Company.  Contractor agrees that, and upon termination of Contractor’s engagement, Contractor will not retain any Confidential Information, including, without limitation, documents, files or other materials, and will promptly return to the Company any Confidential Information in Contractor’s possession or custody.

7.             Reserved.

8.             Certain Company Policies.  Contractor acknowledges that Contractor has been provided with a copy of the Company’s Code of Conduct & Ethics Policy, a copy of which is attached hereto.  Contractor further acknowledges that Contractor is aware of and has advised Contractor’s Representatives that the United States securities laws prohibit any person having material nonpublic information about a company from purchasing or selling securities of that company.  Notwithstanding any other provisions in this Agreement, in no event shall Contractor use the Confidential Information in a matter that violates federal or state securities laws.

9.             Non-Disparagement.  Contractor will not, at any time during the Term of Contractor’s engagement by the Company and for a period of twelve (12) months following termination of Contractor’s engagement, (a) take any action or make any statement the effect of which would be directly or indirectly to materially impair the goodwill of the Company or its Business, including, but not limited to, any action or statement intended, directly or indirectly, to benefit a competitor of the Company or (b) to disparage the senior officers or the board of directors of the Company or the senior officers, managers or owners of Operator

Execution Version

10.           Restrictive Covenants.  To further protect the Company’s proprietary interest in its Confidential Information and its relationships with its customers, suppliers, franchisees, and licensees, Contractor hereby covenants and agrees as follows:

(a)           Non-Solicitation.  During the term of Contractor’s retention (except for the sole and exclusive benefit of the Company) and for a period of twelve (12) immediately following the termination of Contractor’s retention by the Company for any or no reason whatsoever, Contractor will not, directly or indirectly, without the express prior written consent of the Company, (i) solicit employees of the Company, or of any subsidiary or affiliate of the Company, to terminate his or her employment with the Company or with such subsidiary or affiliate of the Company; (ii) solicit any suppliers of the Company, or any of its subsidiaries or affiliates, then under contract, or that were under contract during the preceding eighteen (18) month period, to discontinue their business with the Company or its subsidiaries, affiliates, franchisees or licensees; (iii) solicit any franchisees or licensees of the Company, or then-currently active franchisee or licensee prospects of the Company, to terminate their COSÌ franchise or license, or attempt to divert such prospective franchisees or licensees from pursuing a COSÌ franchise or license.  Additionally, Contractor will not (except for the sole and exclusive benefit of the Company) at any time use customer information obtained by or through the Company or any of its subsidiaries, affiliates, franchisees or licensees, to solicit any of their customers for any purpose whatsoever.  The restrictions set forth in Section 10(a)(i) hereof will not apply to any general employment solicitation not specifically targeted at the Company’s employees or any general business solicitation not specifically targeted at the Company’s franchisees or licensees.

(b)           Non-Competition.  During the Term of Contractor’s retention by the Company (except for the sole and exclusive benefit of the Company), Contractor will not, directly or indirectly, without the express prior written consent of the Company, (i) enter the employ of, or render services to or on behalf of, any person, firm, corporation, or other entity engaged in providing the same or similar services or products as provided by the Company; or (ii) engage in any business in direct competition with the Company, for Contractor’s own account or as an individual, partner, shareholder, director, officer, principal, agent, employee, member, manager, trustee, consultant, independent contractor, advisor, joint venturer, representative, or in any other relationship or capacity, whether or not for monetary benefit.  Nothing contained in this paragraph will be deemed to prohibit Contractor from acquiring, solely as an investment, securities of any public corporation.

For purposes of this Section 10(b), a business “providing the same or similar services or products as” or “in direct competition with” the Company means any fast casual restaurants generally recognized or identified as direct competitors of COSÌ®, including, without limitation, Panera Bread, Pret a Manger, Corner Bakery, Au Bon Pain, Potbelly’s, Le Pain Quotidien, Chop’t, Freshii, Sweet Greens, and their successors and assigns, featuring sandwiches, salads, soups, melts, coffee and specialty coffee drinks, and other specialty beverages operating or preparing to operate restaurants in the United States.  This restriction as it pertains to restaurant companies includes only those restaurant companies that (i) are a direct competitor of COSÌ®, or (ii) are seeking to enter into direct competition with COSÌ®.

Execution Version

11.           Acknowledgements by Contractor.

(a)           Contractor acknowledges and agrees that (a) the Company is developing and growing its business throughout the United States and Internationally, through company development, franchise development, license agreements, and strategic partnerships, and (b) the periods of time, geographical scope and other limitations provided for in Sections 6 and 10 above are the minimum such terms necessary to protect and maintain the proprietary interests, business and goodwill of the Company and its successors and assigns and are reasonable in all respects.

(b)           To the extent any provisions of Sections 6 and 10 of this Agreement, or any portion thereof, is deemed unenforceable by virtue of its scope, in terms of the period of time, geographical area or otherwise, but may be made enforceable by limitations thereon, Contractor agrees that the same will be enforceable to the fullest extent permissible under the laws and public policies of the jurisdictions in which enforcement is sought.  The parties hereby authorize any court of competent jurisdiction to modify or reduce the scope of any such restrictive covenant to the extent necessary to make any such restrictive covenant enforceable to the fullest extent permitted by law.

12.           Publicity.  Contractor shall not initiate any press release or other public disclosure about this Agreement, Contractor’s engagement by or work with the Company, the Company, or the Company’s Business, or speak on behalf of the Company with respect to any interview, press release or other public disclosure, without in each instance the prior written consent of the Company, in its sole discretion, as to content, timing and approval.

13.           Return of Company Property.  At any time at the Company’s request during the Term of this Agreement or upon termination of Contractor’s retention by the Company, whichever occurs first, Contractor promptly shall return to the Company all Confidential Information and other property of the Company in Contractor’s control or possession, in any media or format whatsoever, and Contractor shall delete or destroy all electronic data and/or other information of the Company stored in electronic form or media on Contractor’s laptop, computer, notebook, iPad, cell phone or other electronic equipment or storage.  At the Company’s request, Contractor agrees to certify in writing to the Company that Contractor has complied with the requirements of this Section 13.

14.           Remedies.  It is understood and agreed that money damages would be an insufficient remedy for any actual or threatened breach of the provisions of Sections 5, 6, 9, 10 and 12 of this Agreement by Contractor or Contractor’s Representatives and that, without prejudice to the rights and remedies otherwise available to the Company, the Company shall be entitled to equitable relief by way of injunction, specific performance or otherwise if Contractor or any of Contractor’s Representatives breach or threaten to breach any of the provisions of Sections 5, 6, 9, 10 or 12 of this Agreement.

15.           Indemnification.

(a)           By Contractor.  Contractor shall indemnify, defend (at the Company’s request) and hold the Company harmless from and against any and all damages, losses, costs, fines, penalties, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and costs) (“Damages”) incurred by the Company from third-party claims due to or arising out of:  (i) a breach by Contractor of this Agreement or any of Contractor’s agreements, covenants, representations or warranties contained in this Agreement, or (ii) the negligence, willful misconduct or fraudulent acts of Contractor, except to the extent any such Damages are due to the gross negligence or willful misconduct of the Company.

Execution Version

(b)           By the Company.  The Company shall indemnify, defend (at Contractor’s request) and hold Contractor harmless from and against any and all Damages incurred by Contractor to the fullest extent permitted under the Company’s By-Laws, Articles of Incorporation, Delaware Law, and any Indemnification Agreement between the Company and Contractor.  The provisions of the Company’s By-Laws, Articles of Incorporation, Delaware Law and any Indemnification Agreement between the Company and Contractor shall control in the event of any discrepancy between this Agreement and any such documents.

(c)           Procedures.  If Contractor or the Company has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which such party may request indemnity under this provision, the party having such knowledge will give the other party prompt written notice thereof. The indemnifying party shall be entitled to assume the defense of any such proceeding and the indemnified party will use all reasonable efforts to cooperate with such defense.

16.           Legal Fees.  In the event either party institutes any action or proceeding to enforce the terms and conditions of this Agreement, the non-prevailing party in any final, non-appealable determination will promptly, upon demand, reimburse the prevailing party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by the prevailing party in any such action or proceeding.

17.           Right of Set-Off.  Contractor acknowledges and agrees that the Company will have the right to offset any amounts due by Contractor to the Company against any amounts due to Contractor by the Company.

18.           Independent Contractor.  Contractor is an independent contractor of the Company, and Contractor is solely responsible for the manner and form by which Contractor performs the Services under this Agreement.  Contractor hereby assumes all liability for the payment of any and all amounts due with respect to Contractor’s compensation hereunder for social security, withholding, income or similar requirements.  As an independent contractor, the Company is under no obligation to withhold any federal, state or other employment taxes from any compensation paid to Contractor by the Company, and the Company will issue to Contractor annually a 1099 Statement reflecting the fees paid to Contractor each year during the term.  Contractor will not have authority or represent himself as having the authority to bind or obligate the Company in any manner whatsoever.

19.           Notices.  All notices, requests, demands and other communications permitted or required under this Agreement will be in writing and will be deemed duly given (a) upon delivery if delivered in person, (b) the next business if sent by overnight courier services, or (c) three (3) business days after deposit if sent by U. S. Mail, certified or registered, return receipt requested, in each case postage-prepaid and addressed to the parties at their respective addresses set forth on the signature page hereto or to such other address(es) as a party hereto may designate in writing from time to time in accordance with this paragraph.

20.           Dispute Resolution; Governing Law; Jurisdiction.  The parties will attempt in good faith to resolve any issue, dispute, claim or controversy arising out of or relating to this Agreement and their respective rights and obligations hereunder.  If any issue, dispute, claim or controversy arising out of, or in any way related to, this Agreement is not resolved in a reasonable manner within a reasonable time period, at the request of either party, the matter will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator shall have authority to resolve all threshold issues, including those related to the basic formation and validity of this Agreement.  The arbitration will take place in Boston, Massachusetts, (or another location agreed upon by the parties).  The arbitration award will be valid and binding upon the parties, and judgment thereon may be entered and enforced as a final judgment in any court of competent jurisdiction.  However, the parties further agree that claims for injunctive relief or other equitable relief (including but not limited to claims involving trade secrets, confidential information, non-competition, non-solicitation and intellectual property rights) may be filed in the state or federal courts of Massachusetts (or any other jurisdiction selected by the Company for such action) for an order effective until the conclusion of the arbitration and enforcement of the arbitration award and such claims may be filed without a good faith attempt to resolve issues underlying such claims.  All formal service or notice via arbitration or litigation may be made in accordance with Section 19 of this Agreement.

Execution Version

21.           Severability.  If any of the terms or provisions contained in this Agreement, or any part thereof, are hereafter construed to be invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect If any term or provision of this Agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

22.           Entire Agreement; No Amendment; Survival.  This Agreement contains the entire agreement between Contractor and the Company concerning the subject matter hereof, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon Contractor or the Company, unless approved in wring by Contractor and the Company.  Those obligations under this Agreement which by their nature are intended to so survive will survive the termination of this Agreement.

23.           General.  The Company’s failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such term, covenant or condition.  A waiver of any right or remedy under this Agreement at any one time or more times will not be deemed a waiver of such right or remedy at any other time.  No waiver of any kind by a party will be valid unless it is made in a writing executed and delivered by both the Company and Contractor.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The rights and obligations of Contractor under this Agreement are personal to Contractor, and this Agreement may not be assigned, or any duties delegated, in whole or in part by Contractor.  The recitals set forth at the beginning of this Agreement are incorporated into and made an integral part of this Agreement.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument.  Signature by facsimile or other similar electronic transmission will have the same force and effect as an original.

[signature page follows]

Execution Version

[signature page to Independent Contractor Agreement]

By Contractor’s signature below, Contractor acknowledges and agrees that Contractor has had sufficient time to read this Agreement, that this is a binding legal document, and that Contractor has had an opportunity to consult with an attorney of Contractor’s choice prior to signing this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first set forth above.

Attachments:
Schedule A
Cosi, Inc. Code of Conduct & Ethics Policy

CONTRACTOR:	COMPANY:
COSÌ, INC., a Delaware corporation

/s/Chad Fitzhugh	By:	/s/Vicki Baue
CHAD FITZHUCH		Vicki Baue, Vice President

Date: February 3, 2017	Date:	February 3, 2017

Contractor’s Address for Notices:	Company’s Address for Notices:
Cosi, Inc.
Address:	294 Washington Street, Suite 510
Address:	Boston, MA 02108
City / State:	Attn: Vicki Baue, VP & General Counsel, CCO
Zip:	E: vbaue@getcosi.com
Cell:
Email:

Execution Version

SCHEDULE A
To Consulting Agreement

Contractor:	CHAD FITZHUGH	Company: COSI, INC.
Agreement:	Independent Contractor Agreement effective as of December 20, 2016

1.     Scope of Services; Schedule.

(a)            Scope of Services.  Contractor will perform the duties of Chief Financial Officer, including, without limitation, such additional projects and services as determined to be necessary by Operator and Contractor in connection with the turnaround of the Company (the “Services”).

(b)            Location.  Services will be provided on-site at the Company’s Support Center in the Boston, Massachusetts area, or such other location as agreed to by Contractor and the Company.  Contractor’s position may require travel.

(c)            Schedule.  Contractor will devote his full-time business hours to the Services during the Term of the Agreement.

2.    Term.  The Term of this Agreement and Contractor’s engagement shall commence on the Effective Date of the Agreement and shall continue for approximately six (6) months, and thereafter on a month-to-month basis, unless terminated at any time by either party in accordance with Section 4 of the Agreement or otherwise extended.

3.     Compensation; Expenses.

Monthly Fee:  Contractor will be paid at the rate of Twenty-Two Thousand Seven Hundred and 00/100 U. S. Dollars (US$22,700.00) per month during the Term.

Expenses: Contractor will be reimbursed, in accordance with Section 2(b) of the Agreement, up to Five Thousand and 00/100 U. S. Dollars (US$5,000.00) per month.  Additionally, at Contractor’s request and subject to approval of Operator, Contractor may be reimbursed for business expenses in excess of such amount.

Invoices:  Contractor will submit monthly invoices for the Services, in a format agreed to by Contractor and the Company.

Bonus:  Potential bonus TBD.

The Company will pay the recruiting fee for Contractor’s engagement.

/CF/	02/03/17	/VB	02/03/17
Contractor’s Initials	Date	Company’s Initials	Date